Cripple Creek & Victor
Combined Financial Statements

At and for the years ended December 31, 2024 and 2023

Report of Independent Auditors
Board of Directors
Newmont Corporation
Opinion
We have audited the combined financial statements of the Cripple Creek and Victor Gold Mine (the Company), which comprise the combined balance sheets as of December 31, 2024 and 2023, and the related combined statements of operations, changes in equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP
March 28, 2025

Combined Statements of Operations
(in thousands)

	Year Ended December 31,
	2024	2023
Sales (Note 4)	$347,039	$332,029

Costs and expenses:
Costs applicable to sales (1)	199,257	197,972
Depreciation and amortization	30,032	23,252
Reclamation and remediation (Note 6)	11,304	11,778
Exploration	3,574	9,686
Advanced projects, research and development	6,264	5,660
General and administrative	11,035	6,906
Impairment charges (Note 3)	541	4,236
Other expense, net	2,508	1,064
	264,515	260,554
Other income, net	648	735
Income before income tax	83,172	72,210
Income tax expense (Note 7)	(1,297)	(5,664)
Net income	$81,875	$66,546
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
The accompanying notes are an integral part of the combined financial statements.

Combined Balance Sheets
(in thousands)

	At December 31,
	2024	2023
ASSETS
Trade receivables	$822	$1,367
Inventories (Note 8)	25,027	22,407
Ore on leach pads (Note 9)	43,047	41,424
Other current assets	1,867	774
Current assets	70,763	65,972
Property, plant and mine development, net (Note 10)	153,037	79,900
Ore on leach pads (Note 9)	264,236	236,721
Total assets	$488,036	$382,593

LIABILITIES
Accounts payable	$13,063	$16,243
Employee-related benefits	10,081	10,826
Other current liabilities (Note 11)	15,179	20,630
Current liabilities	38,323	47,699
Reclamation and remediation liabilities (Note 6)	351,387	276,376
Total liabilities	389,710	324,075

Commitments and contingencies (Note 12)

EQUITY
Net Parent investment	98,326	58,518
Total equity	98,326	58,518
Total liabilities and equity	$488,036	$382,593
The accompanying notes are an integral part of the combined financial statements.

Combined Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2024	2023
Operating activities:
Net income	$81,875	$66,546
Non-cash adjustments:
Depreciation and amortization	30,032	23,252
Reclamation and remediation	11,304	11,778
Impairment and other charges	541	4,236
Other non-cash adjustments	2	—
Change in accounts receivable	545	(888)
Change in inventories and leach pads	(42,118)	(51,656)
Change in accounts payable	(3,183)	(921)
Change in reclamation and remediation liabilities	(859)	(46)
Change in other assets and liabilities	(6,777)	(3,128)
Net cash provided by operating activities	71,362	49,173

Investing activities:
Additions to property, plant and mine development	(29,295)	(62,092)
Net cash used in investing activities	(29,295)	(62,092)

Financing activities:
Net transfers (to) from Parent	(42,067)	12,919
Net cash (used in) provided by financing activities	(42,067)	12,919

Net change in cash, cash equivalents and restricted cash	—	—
Cash, cash equivalents and restricted cash at beginning of period	—	—
Cash, cash equivalents and restricted cash at end of period	$—	$—

The accompanying notes are an integral part of the combined financial statements.

Combined Statements of Changes in Equity
(in thousands)

Net Parent Investment
Balance at January 1, 2023	$(20,947)
Net income	66,546
Net transfers from Parent	12,919
Balance at December 31, 2023	58,518
Net income	81,875
Net transfers to Parent	(42,067)
Balance at December 31, 2024	$98,326
The accompanying notes are an integral part of the combined financial statements.

Notes to the Combined Financial Statements
NOTE 1     ORGANIZATION
In February 2024, the Board of Directors of Newmont Corporation (“Newmont" or "Parent") announced its intention to divest its Cripple Creek and Victor gold mine ("CC&V" or the "Company").
CC&V, located next to the town of Victor and the city of Cripple Creek, Colorado, is an open pit operation. The CC&V operation comprises two state mineral leases, 108 subdivided city lots, 30 surface and mineral parcels, and 1,642 patented lode, millsite, and placer claims, and 13 unpatented federal load claims encompassing a total area of 13,757 acres (5,567 hectares). CC&V is an epithermal alkalic deposit with heap leaching facilities. CC&V had 2.4 million ounces of gold reserves at December 31, 2024.
NOTE 2     BASIS OF PRESENTATION
The combined financial statements of CC&V have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company historically existed and functioned as an operating segment of Newmont. The combined financial statements were prepared on a standalone basis and were derived from the consolidated financial statements and accounting records of Newmont. The assets, liabilities and operations of CC&V have historically been held and managed by various legal entities within Newmont and do not represent the operations of a single, separate legal entity or a group of separate legal entities.
The combined statements of operations include all revenues and costs directly attributable to CC&V's operations. The combined statements of operations also include an allocation of expenses related to certain Newmont corporate functions, including executive management, finance, legal, information technology, human resources and other shared services. These expenses have been allocated based on direct usage or benefit where specifically identifiable, with the remainder allocated using a proportional cost allocation method based primarily on production of gold equivalent ounces.
The Company believes the allocation methodology is reasonable for all periods presented. However, the allocations may not reflect the expenses the Company would have incurred as a standalone entity for the periods presented. Multiple factors, including the chosen organizational structure, division between outsourced and in-house functions, and strategic decisions made in areas such as information technology and capital expenditures, would impact the actual costs incurred by CC&V. The Company determined that it is not practicable to determine these standalone costs for the periods presented. As a result, the combined financial statements are not indicative of CC&V's financial condition, results of operations or cash flows had CC&V operated as a standalone entity during the periods presented, and the results presented in the combined financial statements are not indicative of CC&V's future financial condition, results of operations or cash flows.
Newmont utilizes a centralized approach to cash management and financing of its operations. These arrangements may not be reflective of the way CC&V would have financed its operations had it been a separate, standalone entity during the periods presented. The centralized cash management arrangements are excluded from the asset and liability balances in CC&V's combined balance sheets. These amounts have instead been included in Net Parent investment as a component of equity. Newmont’s third-party debt and related interest expense have not been attributed to CC&V because the Company is not the legal obligor of the debt, and the borrowings are not specifically identifiable to CC&V's operations.
Income tax amounts in the combined financial statements have been calculated using the separate return method and presented as if CC&V was a separate taxpayer in the respective jurisdictions.
Transactions between CC&V and Newmont are reflected as Net Parent investment in the combined balance sheets and as financing activities in the combined statements of cash flows. Refer to Note 5 for additional information regarding the relationship between CC&V and Newmont. Intercompany accounts and transactions within CC&V have been eliminated in the preparation of the combined financial statements.

Notes to the Combined Financial Statements
NOTE 3     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Risks and Uncertainties
As a mining operation, the Company’s revenue, profitability and future rate of growth are substantially dependent on prevailing gold prices. Historically, the commodity markets have been very volatile, and there can be no assurance that gold prices will not be subject to wide fluctuations in the future. A substantial or extended decline in the price of gold could have a material adverse effect on the Company’s financial position, results of operations, cash flows, access to capital and on the quantities of reserves that the Company can economically produce. The carrying value of the Company’s Property, plant and mine development, net; Inventories; Ore on leach pads; and Deferred income tax assets are particularly sensitive to the outlook for gold prices. A decline in the Company’s price outlook from current levels could result in material impairment charges related to these assets.
The Company is exposed to risks associated with public health crises, including epidemics and pandemics such as COVID-19, and geopolitical and macroeconomic pressures. The Company continues to experience the impacts from recent geopolitical and macroeconomic pressures. With the resulting volatile environment, the Company continues to monitor inflationary conditions, the effects of certain countermeasures taken by central banks, and the potential for further supply chain disruptions as well as an uncertain and evolving labor market.
Factors that could have further potential short- and, possibly, long-term material adverse impacts on the Company include, but are not limited to, volatility in commodity prices and the price of gold, changes in the equity and debt markets or country specific factors adversely impacting discount rates, significant cost inflation impacts on production, capital and asset retirement costs, logistical challenges, workforce interruptions and financial market disruptions, energy market disruptions, as well as potential impacts to estimated costs and timing of projects.
Use of Estimates
The preparation of the combined financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses, including allocations from Newmont, during the periods presented. The Company must make these estimates and assumptions because certain information used is dependent on future events, cannot be calculated with a high degree of precision from data available or simply cannot be readily calculated based on generally accepted methodologies. Actual results could differ from these estimates.
The more significant areas requiring the use of estimates and assumptions relate to mineral reserves that are the basis for future cash flow estimates utilized in impairment calculations and units-of-production amortization calculations; environmental remediation, reclamation and closure obligations; estimates of recoverable gold in leach pad inventories; estimates of fair value for asset impairments; write-downs of inventory and ore on leach pads to net realizable value; post-employment, post-retirement and other employee benefit liabilities; valuation allowances for deferred tax assets; provisional amounts related to income tax effects of newly enacted tax laws; provisional amounts related to uncertain tax positions; and reserves for contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ from the amounts estimated in these combined financial statements.
Ore on Leach Pads and Inventories
As described below, costs that are incurred in or benefit the productive process are accumulated as ore on leach pads and inventories. Ore on leach pads and inventories are carried at the lower of average cost or net realizable value. Net realizable value represents the estimated future sales price of the product based on current and long-term metals prices, less the estimated costs to complete production and bring the product to sale. Write-downs of ore on leach pads and inventories to net realizable value are reported as a component of Costs applicable to sales and Depreciation and amortization. The current portion of ore on leach pads and inventories is determined based on the expected amounts to be processed within the next 12 months and utilize short-term metal price assumptions in estimating net realizable value. Ore on leach pads and inventories not expected to be processed within the next 12 months are classified as non-current and utilize long-term metal price assumptions in estimating net realizable value. The major classifications are as follows:

Notes to the Combined Financial Statements
Ore on Leach Pads
Ore on leach pads represent ore that has been mined and placed on leach pads where a solution is applied to the surface of the heap to dissolve the gold or other metals. Costs are added to ore on leach pads based on current mining costs, including applicable depreciation and amortization relating to mining operations. Costs are removed from ore on leach pads as ounces are recovered based on the average cost per estimated recoverable ounce of gold on the leach pad. Estimates of recoverable ore on the leach pads are calculated from the quantities of ore placed on the leach pads (measured tons added to the leach pads), the grade of ore placed on the leach pads (based on assay data) and a recovery percentage (based on ore type). In general, leach pads recover between 50% and 95% of the recoverable ounces in the first year of leaching, declining each year thereafter until the leaching process is complete.
Although the quantities of recoverable metal placed on the leach pads are reconciled by comparing the grades of ore placed on pads to the quantities of metal actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and estimates are refined based on actual results over time. Historically, the Company’s operating results have not been materially impacted by variations between the estimated and actual recoverable quantities of metal on its leach pads. Variations between actual and estimated quantities resulting from changes in assumptions and estimates that do not result in write-downs to net realizable value are accounted for on a prospective basis.
In-process Inventory
In-process inventories represent material that is currently in the process of being converted to a saleable product. Conversion processes vary depending on the nature of the ore and the specific processing facility but include leach and carbon-in-leach. In-process material is measured based on assays of the material fed into the process and the projected recoveries of the respective processing plants. In-process inventories are valued at the lower of the average cost of the material fed into the process attributable to the source material coming from the mines, leach pads, plus the in-process conversion costs, including applicable amortization relating to the process facilities incurred to that point in the process or net realizable value.
Precious Metals Inventory
Precious metals inventories include gold doré and/or gold bullion. Precious metals that result from the Company’s mining and processing activities are valued at the lower of the average cost of the respective in-process inventories incurred prior to the refining process, plus applicable refining costs or net realizable value.
Concentrate Inventory
Concentrate inventories represent gold concentrate available for shipment or in transit for further processing when the sales process has not been completed. The Company values concentrate inventory at average cost, including an allocable portion of support costs and amortization. Costs are added and removed to the concentrate inventory based on metal in the concentrate and are valued at the lower of average cost or net realizable value.
Materials and Supplies
Materials and supplies are valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight.
Property, Plant and Mine Development
Facilities and Equipment
Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and recorded at cost. Facilities and equipment acquired as a part of a finance lease, build-to-suit or other financing arrangement are capitalized and recorded based on the contractual lease terms. The facilities and equipment are depreciated using the

Notes to the Combined Financial Statements
straight-line method at rates sufficient to depreciate such capitalized costs over the estimated productive lives of such facilities. These estimated productive lives do not exceed the related estimated mine lives, which are based on proven and probable reserves.
Mine Development
Mine development costs include engineering and metallurgical studies, drilling and other related costs to delineate an ore body, the removal of overburden to initially expose an ore body at open pit surface mines and the building of access ways, shafts, lateral access, drifts, ramps and other infrastructure at underground mines. Costs incurred before mineralization is classified as proven and probable reserves are expensed and classified as Exploration or Advanced projects, research and development expense. Capitalization of mine development project costs that meet the definition of an asset begins once mineralization is classified as proven and probable reserves.
Drilling and related costs are capitalized for an ore body where proven and probable reserves exist and the activities are directed at obtaining additional information on the ore body or converting measured, indicated and inferred resources to proven and probable reserves. All other drilling and related costs are expensed as incurred. Drilling costs incurred during the production phase for operational ore control are allocated to inventory costs and then included as a component of Costs applicable to sales.
The cost of removing overburden and waste materials to access the ore body at an open pit mine prior to the production phase are referred to as “pre-stripping costs.” Pre-stripping costs are capitalized during the development of an open pit mine. Where multiple open pits exist at a mining complex utilizing common processing facilities, pre-stripping costs are capitalized at each pit. The removal, production, and sale of de minimis saleable materials may occur during the development phase of an open pit mine and are assigned incremental mining costs related to the removal of that material.
The production phase of an open pit mine commences when saleable minerals, beyond a de minimis amount, are produced. Stripping costs incurred during the production phase of a mine are variable production costs that are included as a component of inventory to be recognized in Costs applicable to sales in the same period as the revenue from the sale of inventory.
Mine development costs are amortized using the units-of-production method based on estimated recoverable ounces in proven and probable reserves. To the extent that these costs benefit an entire ore body, they are amortized over the estimated life of the ore body. Costs incurred to access specific ore blocks or areas that only provide benefit over the life of that area are amortized over the estimated life of that specific ore block or area.
Mineral Interests
Mineral interests include acquired interests in production, development and exploration stage properties. Mineral interests are capitalized at their fair value at the acquisition date, either as an individual asset purchase or as part of a business combination. Mineral interests in the development and exploration stage are not amortized until the underlying property is converted to the production stage, at which point the mineral interests are amortized over the estimated recoverable proven and probable reserves.
The value of such assets is primarily driven by the nature and amount of mineral interests believed to be contained in such properties. Production stage mineral interests represent interests in operating properties that contain proven and probable reserves and are amortized using the units-of-production method based on the estimated recoverable ounces in proven and probable reserves. Development stage mineral interests represent interests in properties under development that contain proven and probable reserves. Exploration stage mineral interests represent interests in properties that are believed to potentially contain mineral resources consisting of (i) mineral resources within pits; mineral resources with insufficient drill spacing to qualify as proven and probable reserves; and mineral resources in close proximity to proven and probable reserves; (ii) around-mine exploration potential not immediately adjacent to existing reserves and mineralization, but located within the immediate mine area; (iii) other mine-related exploration potential that is not part of current resources and is comprised mainly of material outside of the immediate mine area; (iv) greenfield exploration potential that is not associated with any other production, development or exploration stage property, as described above; or (v) any acquired right to explore or extract a potential mineral deposit. The Company’s mineral rights generally are enforceable regardless of whether proven and probable reserves have been established. In certain limited situations, the nature of a mineral right changes from an exploration right to a mining right upon the establishment of proven and probable reserves. The Company has the ability and intent to renew mineral interests where the existing term is not sufficient to recover all identified and valued proven and probable reserves and/or undeveloped mineral resources.

Notes to the Combined Financial Statements
Impairment of Long-lived Assets
The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured and recorded based on the estimated fair value of the long-lived assets being tested for impairment, and their carrying amounts. Fair value is typically determined through the use of an income approach utilizing estimates of discounted pre-tax future cash flows or a market approach utilizing recent transaction activity for comparable properties. These approaches are considered Level 3 fair value measurements.
The estimated undiscounted cash flows used to assess recoverability of long-lived assets and to measure the fair value of the Company’s mining operations are derived from current business plans, which are developed using short-term price forecasts reflective of the current price environment and management’s projections for long-term average metal prices. In addition to short- and long-term metal price assumptions, other assumptions include estimates of commodity-based and other input costs; proven and probable mineral reserve estimates, including the timing and cost to develop and produce the reserves; value beyond proven and probable mineral reserve estimates; estimated future closure costs; and the use of appropriate discount rates.
In estimating undiscounted cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of undiscounted cash flows from other asset groups. The Company’s estimates of undiscounted cash flows are based on numerous assumptions and it is possible that actual cash flows may differ significantly from estimates, as actual produced reserves, metal prices, commodity-based and other costs, and closure costs are each subject to significant risks and uncertainties.
Revenue Recognition
The Company generates revenue through the sale of gold produced at its mining operations.
The majority of the Company’s Sales come from the sale of refined gold; however, the end product is generally doré bars. Doré is an alloy consisting primarily of gold but also containing silver and other metals. Doré is sent to refiners to produce bullion that meets the required market standard of 99.95% gold. Under the terms of the Company’s refining agreements, the doré bars are refined for a fee, and the Company’s share of the refined gold and the separately-recovered silver is credited to its bullion account. Gold from doré bars credited to its bullion account is typically sold to banks or refiners.
The Company generates an insignificant portion of revenue through the sale of gold concentrate.
Gold Sales from Doré Production
The Company recognizes revenue for gold from doré production when it satisfies the performance obligation of transferring gold inventory to the customer, which generally occurs upon transfer of gold bullion credits as this is the point at which the customer obtains the ability to direct the use and obtains substantially all of the remaining benefits of ownership of the asset.
The Company generally recognizes the sale of gold bullion credits when the credits are delivered to the customer. The transaction price is determined based on the agreed upon market price and the number of ounces delivered. Payment is due upon delivery of gold bullion credits to the customer’s account.
Sales from Concentrate Production
The Company recognizes revenue from gold concentrate production net of treatment and refining charges, when it satisfies the performance obligation of transferring control of the concentrate to the customer. This generally occurs as material passes over the vessel's rail at the port of loading based on the date from the bill of lading, as the customer has the ability to direct the use of and obtain substantially all of the remaining benefits from the material and the customer has the risk of loss. Newmont has elected to account for shipping and handling costs for concentrate contracts as fulfillment activities and not as promised goods or services; therefore these activities are not considered separate performance obligations.
The Company generally sells gold concentrate based on the monthly average market price for a future month, dependent on the relevant contract, following the month in which the delivery to the customer takes place. The amount of revenue recognized for concentrates is initially recorded on a provisional basis based on the forward prices for the estimated month of settlement and the Company’s estimated metal quantities based on assay data. The Company’s sales based on a provisional price contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of the concentrates at the forward price at the time of sale. The embedded derivative, which is not designated for hedge accounting, is primarily marked to market through Sales each period prior to final settlement. The Company also adjusts estimated metal quantities used in computing provisional sales using new information and assay data from the smelter as it is received (if any).

Notes to the Combined Financial Statements
A provisional payment is generally due upon delivery of the concentrate to the customer. Final payment is due upon final settlement of price and quantity with the customer.
The principal risks associated with recognition of sales on a provisional basis include metal price fluctuations and updated quantities between the date the sale is recorded and the date of final settlement. If a significant decline in metal prices occurs, or assay data results in a significant change in quantity between the provisional pricing date and the final settlement date, it is reasonably possible that the Company could be required to return a portion of the provisional payment received on the sale. Refer to Note 4 for additional information.
Income Taxes
The Company’s income tax provision was prepared using the separate return method. The calculation of income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, actual transactions included in Newmont's consolidated financial statements may not be included in the combined financial statements. Similarly, the tax treatment of certain items reflected in the combined financial statements may not be reflected in Newmont's consolidated financial statements and tax returns. Therefore, items such as net operating losses, credit carryforwards and valuation allowances may exist in the combined financial statements that may or may not exist in Newmont’s consolidated financial statements.
All income taxes due to or due from Newmont that have not been settled or recovered by the end of the period are reflected in Net Parent investment. Any differences between actual amounts paid or received by the Company and taxes accrued under the separate return method are deemed to be settled and are reflected in Net Parent investment in the combined balance sheets.
The Company accounts for income taxes using the liability method, recognizing certain temporary differences between the financial reporting basis of the Company’s liabilities and assets and the related income tax basis for such liabilities and assets. This method generates either a net deferred income tax liability or asset for the Company, as measured by the statutory tax rates in effect. The Company derives its deferred income tax charge or benefit by recording the change in either the net deferred income tax liability or asset balance for the year. The financial statement effects of changes in tax law are recorded as discrete items in the period enacted as part of income tax expense or benefit from continuing operations, regardless of the category of income or loss to which the deferred taxes relate. The Company determines if the assessment of a particular income tax effect is “complete.” Those effects for which the accounting is determined to be complete are reported in the enactment period financial statements.
The Company operates in the United States where uncertainties can arise in the application of complex tax regulations. The Company is subject to reviews of its income tax filings and other tax payments, and disputes can arise with the taxing authorities over the interpretation of its laws. The Company recognizes potential liabilities and records tax liabilities for anticipated tax audit issues based on its estimate of whether it is more likely than not, and the extent to which, additional taxes will be due. The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the tax liabilities. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If the estimate of tax liabilities proves to be greater than the ultimate assessment, a tax benefit would result. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in Income tax expense.
Valuation of Deferred Tax Assets
The Company’s deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized. The Company reviews the likelihood that it will realize the benefit of its deferred tax assets and therefore the need for valuation allowances on a quarterly basis, or more frequently if events indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or combined group recording the net deferred tax asset is considered, along with all other available positive and negative evidence.
Certain categories of evidence carry more weight in the analysis than others based upon the extent to which the evidence may be objectively verified. The Company looks to the nature and severity of cumulative pretax losses (if any) in the current three-year period ending on the evaluation date, recent pretax losses and/or expectations of future pretax losses. Other factors considered in the determination of the probability of the realization of the deferred tax assets include, but are not limited to:
•Earnings history;

Notes to the Combined Financial Statements
•Projected future financial and taxable income based upon existing reserves and long-term estimates of commodity prices;
•The duration of statutory carry forward periods;
•Prudent and feasible tax planning strategies readily available that may alter the timing of reversal of the temporary difference;
•Nature of temporary differences and predictability of reversal patterns of existing temporary differences; and
•The sensitivity of future forecasted results to commodity prices and other factors.
Concluding that a valuation allowance is not required is difficult when there is significant negative evidence which is objective and verifiable, such as cumulative losses in recent years. The Company utilizes a rolling twelve quarters of pre-tax income or loss as a measure of its cumulative results in recent years. However, a cumulative three year loss is not solely determinative of the need for a valuation allowance. The Company also considers all other available positive and negative evidence in its analysis.
Reclamation and Remediation Costs
Reclamation obligations associated with CC&V's operations are recognized when an obligation is incurred and the fair value can be reasonably estimated. Fair value is measured as the present value of expected cash flow estimates, after considering inflation, our credit-adjusted risk-free rates and a market risk premium appropriate for the Company's operations. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of the asset’s carrying value and amortized over the life of the related asset. Reclamation costs are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs. Changes in reclamation estimates at mines that are not currently operating, as the mine or portion of the mine site has entered the closure phase and has no substantive future economic value, are reflected in earnings in the period an estimate is revised. The estimated reclamation obligation is based on when spending for an existing disturbance is expected to occur. Costs included in estimated asset retirement obligations are discounted to their present value as cash flows are readily estimable over a period of up to fifty years. The Company reviews, on an annual basis, unless otherwise deemed necessary, the reclamation obligation in accordance with GAAP guidance for asset retirement obligations.
Remediation costs are accrued when it is probable that an obligation has been incurred and the cost can be reasonably estimated. Such cost estimates may include ongoing care, maintenance and monitoring costs. Water treatment costs included in environmental remediation obligations are discounted to their present value as cash flows are readily estimable over a period up to fifty years.
Fair Value Accounting
Fair value accounting establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
Level 1    Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2    Quoted prices in markets that are not active, quoted prices for similar assets or liabilities in active markets, quoted prices or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability and model-based valuation techniques (e.g. the Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3    Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).
The Company’s financial instruments measured on a recurring basis primarily include receivables and payables. Other than trade receivables from provisional concentrate sales, which were not significant, the carrying values of such receivables and payables approximate fair value due to their short maturities and are classified within Level 1.

Notes to the Combined Financial Statements
The Company reviews and evaluates its long-lived and other assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. If the expected future undiscounted cash flows from the use and eventual disposition of the asset or asset group are less than the carrying amount of the assets, an impairment loss is recognized. The Company measures impairment by comparing the total fair value of the existing operations to the carrying value of the corresponding assets. CC&V's long-lived and other assets were evaluated for impairment at December 31, 2024 and 2023 and impairment charges of $0.5 million and $4.2 million were recognized for the years ended December 31, 2024 and 2023, respectively.
Recently Adopted Accounting Pronouncements
Inflation Reduction Act
In August 2022, the U.S. government enacted the Inflation Reduction Act of 2022 (the "IRA") into law. The IRA introduced an excise tax on stock repurchases of 1% of the fair market value of stock repurchases net of stock issued during the tax year and a corporate alternative minimum tax (the "Corporate AMT") of 15% on the adjusted financial statement income ("AFSI") of corporations with average AFSI exceeding $1 billion over a three-year period. The excise tax on stock repurchases is effective on net stock repurchases made after December 31, 2022 and the Corporate AMT is effective for tax periods beginning in fiscal year 2023. While waiting on pending Department of Treasury regulatory guidance, the Company is continuing to monitor developments. Based upon information known to date, no material impacts are expected to the combined financial statements, disclosures or cash flows.
Pillar II
In 2024, Pillar II went into effect. The Pillar II agreement was signed by 138 countries with the intent to equalize corporate tax around the world by implementing a global minimum tax of 15%. As the Company primarily does business in jurisdictions with a tax rate greater than 15%, Pillar II did not have a material impact to the combined financial statements.
Recently Issued Accounting Pronouncements
Disaggregation of Income Statement Expenses
In November 2024, ASU 2024-03 was issued, requiring additional disclosures in the notes to the financial statements on the nature of certain expense captions presented on the face of the consolidated statement of operations. The new guidance is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The Company is currently evaluating the impacts of the guidance on its consolidated financial statements.
Improvement to Income Tax Disclosures
In December 2023, ASU 2023-09 was issued which requires disaggregated information about the effective tax rate reconciliation and additional information on taxes paid that meet a qualitative threshold. The new guidance is effective for annual reporting periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impacts of the guidance on its combined financial statements.

Notes to the Combined Financial Statements
NOTE 4     SALES
The Company primarily recognizes revenue from the sale of gold doré produced in the United States.
Trade Receivables and Provisional Sales
At December 31, 2024 and 2023, Trade receivables wholly consisted of sales from gold doré, which includes provisionally priced carbon fines. The impact to Sales from changes in pricing on provisional sales was a (decrease) increase of $(0.2) million and $0.1 million for the years ended December 31, 2024 and 2023, respectively.
Revenue by Geographic Area
The Company primarily conducts gold sales in U.S. dollars, and therefore Sales are not exposed to fluctuations in foreign currencies. Revenues from sales attributed to countries based on the locations of the customer were as follows (in thousands):

	Year Ended December 31,
	2024	2023
United States	$245,814	$3,830
United Kingdom	65,914	229,380
Canada	32,938	98,747
Other	2,373	72
	$347,039	$332,029
Revenue by Major Customer
As gold can be sold through numerous gold market traders worldwide, the Company is not economically dependent on a limited number of customers for the sales of its product.
In 2024, sales to Toronto Dominion Bank were $177.5 million (51.2%), Royal Bank of Canada were $65.9 million (19.0%), and Standard Chartered were $46.5 million (13.4%) of total gold sales. In 2023, sales to JPMorgan Chase were $109.8 million (33.1%), Royal Bank of Canada were $98.1 million (29.6%), Toronto Dominion Bank were $64.2 million (19.3%), and Standard Chartered were $53.8 million (16.2%) of total gold sales.
NOTE 5    RELATED PARTY TRANSACTIONS
Historically, CC&V has been managed and operated in the normal course of business with other affiliates of Newmont. Accordingly, certain shared costs have been allocated to CC&V and reflected as expenses in the combined financial statements.
The combined financial statements include corporate costs incurred by Newmont for services that are provided to or on behalf of CC&V. The corporate costs include allocations of costs incurred associated with executive management, finance, legal, information technology, human resources and other shared services. These costs have been allocated to CC&V based primarily on its production of gold equivalent ounces. Newmont management and CC&V believe the allocation methodology is reasonable and appropriately represents Newmont’s historical expenses that were attributable to CC&V. However, the expenses reflected in the combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented had CC&V historically operated as a separate, standalone entity. In addition, the expenses reflected in the combined financial statements may not be indicative of expenses that CC&V will incur in the future.
The allocated costs in the combined statements of operations were as follows (in thousands):

	Year Ended December 31,
	2024	2023
Costs applicable to sales	$12,109	$9,758
General and administrative	10,378	6,294
Advanced projects, research and development	2,039	2,483
	$24,526	$18,535

Notes to the Combined Financial Statements
Employee Benefit Plans
CC&V employees in the United States participate in a funded defined benefit pension plan (the “Shared Plan”) sponsored by Newmont that includes participants from other Newmont affiliates. For purposes of the combined financial statements, the Shared Plan is accounted for as a multiemployer benefit plan. Accordingly, CC&V did not record an asset or liability to recognize the funded status of the Shared Plan in the combined balance sheets. The allocated net periodic pension benefits and costs are $0.9 million and $0.6 million in the years ended December 31, 2024 and 2023, respectively, and are recorded within Costs applicable to sales and Other income, net in the combined statements of operations.
CC&V employees participate in Newmont's qualified defined contribution savings plan that covers salaried and hourly employees in the United States. When an employee meets eligibility requirements, the Company matches 100% of employee contributions of up to 6% of eligible earnings. Hourly employees receive an additional retirement contribution to the participant’s retirement contribution account equal to an amount which is paid and determined by the Company. Currently, the additional retirement contribution is 5% of eligible earnings. Matching contributions are made in cash. The amount charged to Costs applicable to sales in the combined statements of operations was $3.6 million and $2.0 million for the years ended December 31, 2024 and 2023, respectively.
Shared Facilities
CC&V shares office space and other non-operational related facilities with Newmont and other Newmont operations where CC&V is not the primary or exclusive user of the assets. At these shared facilities, the assets have been excluded from the combined balance sheets. However, the Company recognized costs for its usage of these shared assets. The amount charged to General and administrative in the combined statements of operations was $0.9 million and $0.6 million for the years ended December 31, 2024 and 2023, respectively.
NOTE 6     RECLAMATION AND REMEDIATION
The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations to protect public health and the environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. Estimated future reclamation and remediation costs are based principally on current legal and regulatory requirements.
The Company’s Reclamation and remediation expense consisted of (in thousands):

	Year Ended December 31,
	2024	2023
Reclamation adjustments and other	$352	$1,673
Reclamation accretion	10,952	10,105
Reclamation expense	11,304	11,778

Reclamation and remediation	$11,304	$11,778
The following are reconciliations of Reclamation and remediation liabilities (in thousands):

	Reclamation		Remediation
	2024	2023	2024	2023
Balance at January 1,	$256,877	$239,356	$19,999	$19,999
Additions, changes in estimates and other	66,746	7,462	—	—
Payments, net	(859)	(46)	—	—
Accretion expense	10,952	10,105	—	—
Balance at December 31,	$333,716	$256,877	$19,999	$19,999

Notes to the Combined Financial Statements

	At December 31, 2024			At December 31, 2023
	Reclamation	Remediation	Total	Reclamation	Remediation	Total
Current (1)	$1,828	$500	$2,328	$—	$500	$500
Non-current (2)	331,888	19,499	351,387	256,877	19,499	276,376
Total	$333,716	$19,999	$353,715	$256,877	$19,999	$276,876
____________________________
(1)The current portion of reclamation and remediation liabilities are included in Other current liabilities.
(2)The non-current portion of reclamation and remediation liabilities are included in Reclamation and remediation liabilities.
The Company is also involved in developing and implementing remediation plans concerning environmental remediation obligations associated with former, primarily historic, mining activities. The amounts accrued are reviewed periodically based upon facts and circumstances available at the time. Changes in estimates are recorded in Other current liabilities and Reclamation and remediation liabilities in the period estimates are revised.
Refer to Note 12 for further discussion of reclamation and remediation matters.
NOTE 7     INCOME TAXES
The Company's Income tax expense consisted of (in thousands):

	Year Ended December 31,
	2024	2023
Current:
Federal	$(1,064)	$(4,646)
State	(233)	(1,018)
	(1,297)	(5,664)
Deferred:
Federal	—	—
State	—	—
	—	—
Income tax expense	$(1,297)	$(5,664)
The Company's Income before income tax is attributable to the following jurisdictions (in thousands):

	Year Ended December 31,
	2024	2023
United States	$83,172	$72,210
Income before income tax	$83,172	$72,210
A reconciliation of the United States federal statutory tax rate to the Company’s effective income tax rate follows (in thousands, except percentages):

	Year Ended December 31,
	2024		2023
Income before income tax		$83,172		$72,210

U.S. federal statutory tax rate	21.0%	$(17,465)	21.0%	$(15,164)
Reconciling items:
State taxes	2.0%	(1,625)	1.7%	(1,213)
Percentage depletion	(9.3)%	7,653	(10.9)%	7,833
Change in valuation allowance on deferred tax assets	(12.2)%	10,144	(4.0)%	2,877
Other	—%	(4)	—%	3
Income tax expense	1.5%	$(1,297)	7.8%	$(5,664)

Notes to the Combined Financial Statements
Percentage depletion allowances (tax deductions for depletion that may exceed the tax basis in the mineral reserves) are available to the Company under the income tax laws of the United States for operations conducted in the United States. These deductions are highly sensitive to the price of gold.
Components of the Company's deferred income tax assets are as follows (in thousands):

	At December 31,
	2024	2023
Deferred income tax assets:
Property, plant and mine development	$48,837	$77,677
Inventory	13,634	13,384
Reclamation and remediation	86,575	67,768
Employee-related benefits	1,768	2,015
Foreign exchange and financing obligations	(134)	(20)
	150,680	160,824
Valuation allowances	(150,680)	(160,824)
Net deferred income tax assets	$—	$—
Valuation of Deferred Tax Assets
The Company assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the recent pretax losses and/or expectations of future pretax losses. Such objective evidence limits the ability to consider other subjective evidence such as the Company's projections for future growth. However, the amount of the deferred tax asset considered realizable could be adjusted if estimates of future taxable income during the carryforward period are increased, if objective negative evidence in the form of cumulative losses is no longer present or if additional weight were given to subjective evidence such as the Company's projections for growth.
During year ended December 31, 2024, the Company recorded a decrease to the valuation allowance of $10.1 million to tax expense, primarily driven by changes in estimated taxable income projections. During the year ended December 31, 2023, the Company recorded a decrease to the valuation allowance of $2.9 million to tax expense, primarily driven by changes in estimated taxable income projections and current year utilization of net operating loss carry forwards.
Deferred Income Tax Valuation Allowance

	At December 31,
(in thousands)	2024	2023
Balance at beginning of year	$160,824	$163,701
Additions to deferred income tax expense	—	—
Reduction of deferred income tax expense	(10,144)	(2,877)
Balance at end of year	$150,680	$160,824
Refer to Note 3 for additional risk factors that could impact the Company's ability to realize the deferred tax assets.
Tax Loss Carryforwards and Unrecognized Tax Benefits
From time to time, the Company is subject to a review of its historic income tax filings and in connection with such reviews, disputes can arise with the taxing authorities over the interpretation of or the application of certain rules to the business conducted within the jurisdiction involved. The Company's practice is to recognize interest and/or penalties related to unrecognized tax benefits as part of Income tax expense, if applicable. In the years ended December 31, 2024 and 2023, the Company did not have any unrecognized tax benefits.
Newmont and/or its subsidiaries file income tax returns in the U.S. Federal jurisdiction and in the state of Colorado. With few exceptions, Newmont is no longer subject to U.S. Federal and state and local income tax examinations by tax authorities for years prior to 2020. The statute of limitations will begin to expire within the next 12 months in these jurisdictions.

Notes to the Combined Financial Statements
NOTE 8     INVENTORIES

	At December 31,
(in thousands)	2024	2023
Materials and supplies	$16,129	$17,670
In-process	4,252	1,938
Precious metals	4,646	2,799
	$25,027	$22,407
There were no write-downs to reduce the carrying value of inventory to net realizable value for the years ended December 31, 2024 and 2023.
NOTE 9     ORE ON LEACH PADS

	At December 31,
(in thousands)	2024	2023
Current	$43,047	$41,424
Non-current	264,236	236,721
	$307,283	$278,145
There were no write-downs to reduce the carrying value of ore on leach pads to net realizable value for the years ended December 31, 2024 and 2023.
NOTE 10     PROPERTY, PLANT AND MINE DEVELOPMENT
Property, plant and mine development balances at December 31, 2024 and 2023 were as follows (in thousands):

	Depreciable Life (in years)	At December 31, 2024			At December 31, 2023
		Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Land		$5,761	$—	$5,761	$5,761	$—	$5,761
Facilities and equipment	1-26	1,077,798	(965,155)	112,643	1,013,912	(947,190)	66,722
Mine development	1-26	87,676	(67,312)	20,364	63,237	(61,438)	1,799
Mineral interests	1-26	43,933	(43,933)	—	43,933	(43,933)	—
Construction-in-progress		14,269	—	14,269	5,618	—	5,618
		$1,229,437	$(1,076,400)	$153,037	$1,132,461	$(1,052,561)	$79,900

NOTE 11     OTHER CURRENT LIABILITIES

	At December 31,
(in thousands)	2024	2023
Non income tax payable	$7,727	$7,275
Accrued operating costs	5,249	10,024
Reclamation and remediation liabilities	2,328	500
Accrued capital expenditures	(125)	2,831
	$15,179	$20,630

NOTE 12     COMMITMENTS AND CONTINGENCIES
General
Estimated losses from contingencies are accrued by a charge to income when information available prior to issuance of the combined financial statements indicates that it is probable that a liability could be incurred, and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the contingency and estimated range of loss, if determinable, is made in the combined financial statements when it is at least reasonably possible that a material loss could be incurred.

Notes to the Combined Financial Statements
Environmental Matters
In December 2021, a CC&V entity entered into a settlement agreement (“Settlement Agreement”) with the Water Quality Control Division of the Colorado Department of Public Health and Environment (the “Division”) with a mutual objective of resolving issues associated with the new discharge permits issued by the Division in January 2021 for the historic Carlton Tunnel. The Carlton Tunnel was a historic tunnel completed in 1941 with the purpose of draining the southern portion of the mining district, subsequently consolidated by CC&V. CC&V has held discharge permits for the Carlton Tunnel since 1983, primarily to focus on monitoring, with the monitoring data accumulated since the mid-1970s indicating consistency in the water quality discharged from the Carlton Tunnel over time. In 2006, legal proceedings and work with the regulator confirmed that the water flowing out of the Carlton Tunnel portal is akin to natural spring water and did not constitute mine drainage. However, this changed with the January 2021 permit updates, when the regulator imposed new water quality limits. The Settlement Agreement involves the evaluation of a reasonable and achievable timeline for treatment and permit compliance, acknowledging the lack of readily available technology, and the need to spend three years to study and select the technological solution, with three additional years to construct, bringing full permit compliance to the November 2027 timeframe. In 2022, the Company studied various interim passive water treatment options, reported the study results to the Division, and based on an evaluation of additional semi-passive options that involve the usage of power at the portal, updated the remediation liability to $20 million in 2022. The Company continues to study alternative long-term remediation plans for water discharged from the Carlton Tunnel, and is also working with regulators on the Discharger Specific Variance ("DSV") to identify highest feasible alternative treatment in the context, based on limits such as area topography. CC&V formally submitted its proposal for the DSV and the matter will be presented to the Water Quality Control Commission for June 2025 rulemaking hearing. Depending on the outcome of the hearing and the plans that may ultimately be agreed with the Division, a material adjustment to the remediation liability may be required.
In July 2024, CC&V received a notice from the Colorado Division of Reclamation Mining and Safety ("DRMS") citing it has reason to believe a violation existed with respect to reporting of monitoring data for mine impacted water at the mine’s East Cresson Overburden Storage Area ("ECOSA"). The Company and the DRMS reached a favorable settlement agreement, which was submitted to the Mined Land Reclamation Board during the fourth quarter of 2024 and incorporated into an order of the Board.
Refer to Note 6 for further information regarding reclamation and remediation.
Other Commitments and Contingencies
As part of its ongoing business and operations, the Company is required to provide surety bonds and bank letters of credit as financial support for environmental reclamation purposes. At December 31, 2024, there were $292.3 million of outstanding letters of credit and surety bonds. The obligations associated with these instruments are generally related to performance requirements that the Company addresses through its ongoing operations. As the specific requirements are met, the beneficiary of the associated instrument cancels and/or returns the instrument to the issuing entity. Certain of these instruments are associated with operating sites with long-lived assets and will remain outstanding until closure. Generally, bonding requirements associated with environmental regulation are becoming more restrictive. However, the Company believes it is in compliance with all applicable bonding obligations and will be able to satisfy future bonding requirements through existing or alternative means, as they arise.
The Company is from time to time involved in various legal proceedings related to its business. Except in the above described proceedings, management does not believe that adverse decisions in any pending or threatened proceeding or that amounts that may be required to be paid by reason thereof will have a material adverse effect on the Company’s financial condition or results of operations.
NOTE 13     SUBSEQUENT EVENTS
In December 2024, Newmont entered into a definitive agreement to sell the Company to SSR Mining Inc. The sale closed on February 28, 2025.
These combined financial statements reflect management's evaluation of subsequent events, through March 28, 2025, the date the financial statements were available to be issued. No other subsequent events were identified outside of the transaction presented above.